Exhibit 99.1

FOR IMMEDIATE RELEASE

January 25, 2008

MICRONETICS ANNOUNCES RESIGNATION OF CFO

Hudson, NH – January 25, 2008 – Micronetics, Inc. (NASDAQ: NOIZ) announced today that Diane Bourque has notified the company of her resignation from her position as Vice President and Chief Financial Officer, effective February 15, 2008, for personal reasons.

David Robbins, President and Chief Executive Officer of Micronetics will act as interim Chief Financial Officer.

Micronetics has already initiated a search for a new Chief Financial Officer, and until a replacement is named, the company’s Corporate Controller will assume additional duties. In addition, Ms. Bourque has agreed to serve as a consultant and advisor through July 31, 2008 to assist with the preparation of the company’s financial statements in connection with the annual audit.

David Robbins, President and Chief Executive Officer of Micronetics said, “We appreciate the contributions Diane has made to Micronetics during her tenure here and wish her the very best with her future endeavors. Diane led the effort in building the company’s financial reporting infrastructure and as a direct result of her leadership, we are fortunate to have a capable financial team in place to ensure an orderly transition while we search for a new CFO.”

The Board of Directors and management of Micronetics wish to thank Ms. Bourque for her dedication and service to the company.